EXHIBIT 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation Reports 2006 Second Quarter Results

CB2-Selective Compounds and Pending Vela Acquisition Driving Pipeline

Iselin, NJ, August 10, 2006 - Pharmos Corporation (Nasdaq: PARS) today reported results for the second quarter ended June 30, 2006. Cash and short-term investments totaled $39.4 million at June 30, 2006. The Company recorded a net loss of $4.1 million, or $0.21 per share, for the second quarter 2006 compared to a net loss of $3.3 million, or $0.18 per share, in the second quarter 2005.

The increase in net loss is due primarily to a 26% increase in operating expenses to $4.6 million compared to $3.7 million in the 2005 second quarter. This was partially offset by a 53% increase in other income to $0.5 million from $0.3 million in the 2005 second quarter. Operating expenses increased due primarily to a 44% increase in selling, general and administrative expenses to $2.5 million compared to $1.7 million in the 2005 second quarter. Despite lower salary expenses in the 2006 second quarter, selling, general and administrative expenses increased due to expenses of $0.5 million incurred for the Company’s forthcoming shareholder meeting including an ongoing proxy contest as well as expenses of $0.4 million in severance payments. Net of the shareholder meeting and severance expenses, the amounts of which significantly exceed historical spending in these categories and are expected to return to more normal levels in the future, selling, general and administrative expenses would be 11% lower than in the second quarter 2005. The adoption by the Company in January 2006 of Statement of Financial Accounting Standards No. 123R (SFAS 123R), under which stock-based compensation cost is recognized as an expense, unfavorably affected selling, general and administrative expenses. The increase in operating expenses was also impacted by a 10% increase in net research and development costs to $2.0 million from $1.8 million as a result of decreased eligible grant expenses. Gross research and development costs decreased 6% to $2.4 million from $2.5 million due to lower clinical trial costs.

For the six months ended June 30, 2006, Pharmos recorded a net loss of $7.1 million, or $0.37 per share. For the same period in the prior year, Pharmos recorded net income of $3.3 million, or $0.18 per share, primarily due to the receipt in the 2005 first quarter of a $10.7 million non-recurring milestone payment from a former marketing partner. Total operating expenses were flat at $8.1 million. Year-to-date selling, general and administrative expenses increased 22% due to the 2006 second quarter costs for the shareholder meeting and severance and the adoption in January 2006 of SFAS 123R, which more than offset lower year-to-date research and development expenses.

Alan Rubino, President and COO of Pharmos, said, “The advancing status of cannabinor, a promising CB2-selective compound from Pharmos’ robust synthetic cannabinoid library, and the potential Vela pipeline assets place Pharmos in a very attractive position for partnership opportunities. Our initiatives to expedite business growth are focused on the goal of increasing shareholder value.”

During the quarter, Pharmos advanced its lead drug, cannabinor, a CB2-selective synthetic cannabinoid drug candidate, into Phase 2 clinical testing in acute pain. The Phase 2a proof-of-concept test, which commenced in June, is evaluating the analgesic activity and safety of cannabinor in healthy subjects experiencing pain following third molar dental extraction. The study will include 100 male subjects, 20 of whom have been enrolled to date, and is expected to be completed in the third quarter of 2006. While the current clinical testing of cannabinor uses an intravenous formulation, Pharmos is also developing an oral formulation for chronic pain conditions that it expects to move into Phase 1 testing in late 2006 or early 2007.

Also during the quarter, Pharmos took steps to complete the acquisition of Vela Pharmaceuticals, Inc. (Vela), a venture-capital backed, privately-owned company specializing in the development of medicines related to diseases of the nervous system including disorders of the “brain-gut axis.” The acquisition will expand Pharmos’ pipeline with later-stage clinical drug candidates including dextofisopam, a promising and innovative new drug that has Phase 2 data showing a potential efficacy for the treatment of diarrhea-predominant and alternating-type irritable bowel syndrome. The transaction is subject to shareholder approval.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase II testing in pain. Other compounds from Pharmos' proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

In connection with its proposed acquisition of Vela Pharmaceuticals Inc., Pharmos has filed a preliminary proxy statement and other relevant materials, and will be filing additional relevant materials in the near future, with the Securities and Exchange Commission (SEC) relating to a special meeting of shareholders. Investors and security holders of Pharmos are urged to read these documents because they contain important information about Pharmos, Vela and the acquisition. The proxy statement and other existing and forthcoming relevant materials, and any other documents filed by Pharmos with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Pharmos by directing a written request to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other existing and forthcoming relevant materials before making any voting or investment decision with respect to the acquisition.

Pharmos and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Pharmos in connection with the proposal to issue shares of Pharmos’ common stock in the acquisition. Information about those executive officers and directors of Pharmos and their ownership of Pharmos' common stock is set forth in Pharmos' Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Pharmos' executive officers and directors in the acquisition by reading the preliminary proxy statement and other existing and forthcoming relevant materials.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679

(Tables attached)

PHARMOS CORPORATION
(Unaudited)
Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Expenses
Research and development, gross	$2,381,974	$2,540,597	$4,249,088	$5,045,236
Grants	(367,626)	(711,879)	(668,261)	(731,455)

Research and development, net of grants	2,014,348	1,828,718	3,580,827	4,313,781
Selling, general and administrative	2,495,322	1,736,035	4,308,543	3,530,746
Depreciation and amortization	86,394	98,752	164,878	213,677

Total operating expenses	4,596,064	3,663,505	8,054,248	8,058,204

Loss from operations	(4,596,064)	(3,663,505)	(8,054,248)	(8,058,204)

Other income (expense)

Bausch & Lomb payment	—	—	—	10,725,688
Interest income	458,626	357,520	924,330	627,016
Interest expense	—	(2,826)		(163,372)
Change in value of warrants	7,624	11,753	21,728	242,684
Other (expense) income	31,438	(41,380)	7,128	(34,723)

Other income, net	497,688	325,067	953,186	11,397,293

Net income (loss)	($4,098,376)	$(3,338,438)	($7,101,062)	$3,339,089

Net income (loss) per share
- basic	($ 0.21)	($ 0.18)	($ 0.37)	$0.18

- diluted	($ 0.21)	($ 0.18)	($ 0.37)	$0.18

Weighted average shares outstanding
- basic	19,062,389	18,973,944	19,050,077	18,973,944

- diluted	19,062,389	18,973,944	19,050,077	18,974,011

PHARMOS CORPORATION
(Unaudited)
Condensed Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$14,387,375	$10,289,127
Short-term investments	24,997,722	35,748,343
Restricted cash	81,095	79,527
Research and development grants receivable	438,830	734,237
Prepaid expenses and other current assets	731,805	543,109

Total current assets	40,636,827	47,394,343

Capitalized merger costs	832,924	—
Fixed assets, net	708,283	742,860
Restricted cash	63,346	62,874
Severance pay funded	869,943	772,199
Other assets	18,496	18,496

Total assets	$43,129,819	$48,990,772

Liabilities and Shareholder’s Equity
Accounts payable	$711,900	$519,404
Accrued expenses	928,779	575,222
Warrant liability	17,153	38,880
Accrued wages and other compensation	1,296,218	1,497,781

Total current liabilities	2,954,050	2,631,287

Other liability	36,530	110,904
Severance pay	1,189,698	1,014,647

Total liabilities	4,180,278	3,756,838

Commitments and contingencies

Shareholder’s Equity
Preferred stock, $.03 par value, 1,250,000 shares authorized, none
issued and outstanding	—	—

Common stock, $.03 par value; 60,000,000 shares authorized,
19,065,783 issued	571,973	571,973
Deferred compensation	—	(529,393)
Paid-in capital in excess of par	191,380,616	191,093,338
Accumulated deficit	(153,002,622)	(145,901,558)

Treasury stock, at cost, 2,838 shares	(426)	(426)

Total shareholders’ equity	38,949,541	45,233,934

Total liabilities and shareholders’ equity	$43,129,819	$48,990,772